Exhibit 10.1

TRANSITION AGREEMENT

        AGREEMENT dated the 1st day of February, 2007 between Harley-Davidson, Inc., a Wisconsin corporation (the “Corporation”), and Saiyid T. Naqvi (the “Executive”). Unless otherwise indicated, terms used herein and defined in Schedule A shall have the meanings assigned to them in Schedule A.

        WHEREAS, the HDI Group desires to continue to attract and retain skilled and dedicated management employees, consistent with achieving the best possible price for its stockholders in any transition period or change in ownership and control of the Corporation;

        WHEREAS, the Executive has specific duties and unique talents which are of benefit to the HDI Group both presently and in any transition period;

        WHEREAS, the HDI Group and the Executive desire that the Executive be free of any conflict of interest with regard to the performance of the Executive’s duties in evaluating any proposed change in ownership or control;

        NOW, THEREFORE, it is agreed as follows

        1.     The HDI Group currently employs the Executive as Vice President and Chief Financial Officer, Harley-Davidson, Inc. upon the terms and conditions currently reflected in the Executive’s personnel file or in various minutes of the Board.

        2.     This Agreement shall become effective on the date hereof and shall terminate on the second anniversary of the occurrence of a Change of Control Event; PROVIDED, HOWEVER, that no benefits shall be payable or accrue pursuant to this Agreement prior to the occurrence of a Change of Control Event.

        3.     During the two year period following a Change of Control Event, so long as the Executive remains employed by the HDI Group he shall devote his full time, attention, and energies to the business of the HDI Group and shall not engage in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Executive from (a) investing the Executive’s assets in such form or manner as will not materially affect the Executive’s ability to perform his duties and obligations to the HDI Group; or (b) continuing to serve as a director of any corporation of which he was a director immediately prior to the Change of Control Event. The Executive agrees that once a Change of Control Event occurs he will not voluntarily terminate his employment with the HDI Group until ten days after such Change of Control Event has occurred.

        4.     The HDI Group agrees that following a Change of Control Event no termination of the Executive’s employment with the HDI Group will be effective, unless it provides the Executive ten days prior written notice of such termination; PROVIDED, HOWEVER, that any Termination by the Executive shall provide the HDI Group Employer with ten days prior written notice. The Executive may waive the notice requirement for the HDI Group.

        5.     The Executive recognizes and acknowledges that the list of the HDI Group’s customers, its product plans, forecasts and financial information, as well as other confidential information, as it may exist from time to time, is valuable, special, and unique asset of the HDI Group’s business. The Executive will not, during or after the term of the Executive’s employment, disclose any such information or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provisions of this section, the HDI Group shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, this information. The HDI Group will be free to pursue any other remedies as may in its discretion be deemed appropriate under the circumstances.

        6.     Upon the happening of a Change of Control Event, the HDI Group agrees, while the Executive is employed hereunder, to continue the Compensation of the Executive at a level, comparable in the aggregate, to that immediately preceding the Change of Control Event.

        7.     (a) (i) The Executive shall be entitled to receive upon Termination a lump-sum payment equal to the product of three multiplied by the sum of:

(A) the Executive’s highest annual rate of salary during the five year period preceding the Executive’s termination of employment with the HDI Group;

(B) the highest annual bonus paid to or accrued for the benefit of the Executive during the five year period preceding the Executive’s termination of employment with the HDI Group under any bonus plan, program, or arrangement of the HDI Group which the HDI Group Employer maintains or has adopted; and

(C) the product of four times the last quarterly payment, prior to the Change of Control Event, paid to the Executive by the HDI Group, to the extent such payment was paid by the HDI Group in lieu of providing the Executive with various fringe benefits (the “Perquisite Payment”).

In addition, if Executive has attained age 55 prior to the date of Termination, the Executive shall receive an additional amount, in lieu of any post-retirement life insurance, equal to his annual base salary, at its then current rate.

(ii) In addition, the HDI Group shall, at the time the 10 day written notice prior to Termination is given, cause:

(A) the Executive to be fully and immediately vested in his accrued benefit and any minimum years of service requirement will be deemed to have been satisfied under: the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, the Harley-Davidson Pension Benefit Restoration Plan, the Harley-Davidson Supplemental Executive Retirement Plan, and any other pension or retirement plan in which Executive was entitled to participate at the time of the Change of Control Event or at any time prior to Termination;

(B) all restricted stock awards made to the Executive to be fully and immediately vested;

(C) all stock options granted pursuant to the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended, and any successor or predecessor plan, to be fully vested and become immediately exercisable;

(D) all performance or other awards granted to the Executive pursuant to any HDI long-term incentive plan to be fully and immediately vested, as if all performance requirements have been satisfied; and

(E) the HDI Group Employer to pay to Executive an amount in respect of any bonus under a short-term incentive or other annual bonus plan of the HDI Group equal to the higher of (a) Executive’s target bonus for the year of Termination, or (b) the bonus Executive received in the year prior to the Change of Control Event, which amount shall be pro-rated by a fraction, the numerator of which is the number of days elapsed in the HDI Group’s fiscal year on the date of Termination and the denominator of which is 365.

(iii) The Executive will also receive, for a period of three years from the date of Termination:

(A) use of professional outplacement services by qualified consultants retained at the expense of the HDI Group Employer; and

(B) continued coverage under HDI Group hospital, medical, life, disability insurance and other welfare benefit plans.

(iv) Furthermore, unless the Perquisite Payment was substituted for the following, the Executive shall also receive a cash lump sum payment, calculated so as to equal the fair market value of three years of benefits, for:

(A) automobiles and vehicles (or allowance in respect thereof) to which he was entitled either prior to the Change of Control Event or prior to Termination; and

(B) all amounts in respect of club, association or similar fees and dues covering such Executive to which he was entitled either prior to the Change of Control Event or prior to Termination.

(v) The Executive shall also be entitled to all amounts earned or accrued through the date of Termination but not paid as of such date, including base salary, reimbursement for reasonable and necessa ry expenses incurred by the Executive on behalf of the HDI Group during the period ending on the date of Termination, vacation pay, and sick leave (collectively, “Accrued Compensation”).

(vi) All amounts payable pursuant to this Section 7(a) of this Agreement shall be paid to the Executive within 10 days following the date of Termination and all other benefits provided pursuant this Section 7(a) shall be provided or begun, as the case may be, on the date of Termination.

(b) In the event the Executive’s employment shall be terminated due to death within the two year period following a Change of Control Event, for a period of one year following such termination (i) the HDI Group shall be obligated to make payments under then existing employee benefit programs, including, but not limited to, hospital, medical, life and disability insurance; and (ii) except as provided in (i) above, all payments under this Agreement shall cease, other than those payments which accrued, but were not yet paid, on the date of an event described in this Section 7(b). In addition, Executive shall also be entitled to all Accrued Compensation within 10 days of his date of termination.

(c) Nothing in this Agreement shall be construed to prevent the HDI Group Employer or the Board from terminating the Executive’s employment under this Agreement for Cause. Such termination shall relieve the HDI Group of its obligation to make any other payments under this Agreement, except those that may be payable under then existing employee benefit programs. In order for the Executive to be terminated for Cause, the existence of Cause must be determined by a written resolution adopted by the affirmative vote of not less than two-thirds of all the Continuing Directors, excluding for this purpose the Executive, or in the event there are no Continuing Directors, by a unanimous vote of all the Directors, at a meeting duly called and held for that purpose after reasonable notice to the Executive and opportunity for the Executive and his counsel to be heard. Any such determination shall require that the Continuing Directors (or the entire Board) find that in their reasonable good faith judgment the conduct which was the basis for the hearing in fact occurred and is sufficient to warrant a termination for Cause.

        8.     (a) If the Executive receives any payments under this Agreement from the HDI Group which are “excess parachute payments” taxed under Section 4999 of the Code, the HDI Group Employer will pay, pursuant to subsection (b) below, an amount sufficient to offset such tax effects.

(b) (i) In the event that the Executive becomes entitled to payments in connection with a Change of Control Event under this Agreement or otherwise (“the Payments”), if any of the Payments will be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”) (or any similar tax that may hereafter be imposed), the HDI Group Employer shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal and state income or other taxes and Excise Tax upon Gross-Up Payments provided for by this section, shall be equal to the Payment.

(ii) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payments or benefits received or to be received by the Executive in connection with a Change of Control Event shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the HDI Group’s independent auditors, and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such “excess parachute payments” (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (A), above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the HDI Group’s independent auditors in accordance with the principles of Section 280G(b)(3) and (4) of the Code.

(iii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal and state income taxes at the highest marginal rate of federal and state income taxation in the calendar year in which the Gross-Up Payment is to be made.

(iv) A Gross-Up Payment and Tax Adjustment Amount, if any, under subsection (v) shall be paid not later than the fifth day following the Executive’s date of Termination; PROVIDED, HOWEVER, that if the amounts of such payment cannot be finally determined on or before such day, the HDI Group Employer shall pay to the Executive on such day an estimate, as determined in good faith by the HDI Group Employer of the minimum amount of such payments and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth day after the Executive’s date of Termination. Notwithstanding the foregoing, a Gross-Up Payment and a Tax Adjustment Amount, if any, shall be paid prior to Termination, if necessary, and the event prompting such payment shall be substituted for “Termination” in this subsection (iv) for purposes of determining the date by which payments must be made.

(v) In addition to the Gross-Up Payments under this Section 8, the HDI Group Employer shall pay to the Executive an additional amount (the “Tax Adjustment Amount”) in the event any portion of the Payments are taxed (for state or federal income tax purposes) at income tax rates higher than the highest marginal federal and state income tax rates otherwise applicable to the Executive without considering the Payments (“Base Income Tax Rates”), such that the net amount retained by the Executive, after deduction of state and federal income taxes at their respective actual rates and any state and federal income taxes upon the Tax Adjustment Amount provided by this subsection (v), shall be equal to the Payments less state and federal income taxes thereon calculated at the Base Income Tax Rates. In the event any payments are required under this subsection (v), they shall be included as “Payments” under subsections (a) and (b) of this Section 8.

(vi) The Executive shall notify the HDI Group in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the HDI Group of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the HDI Group of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the HDI Group (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the HDI Group notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the HDI Group any information reasonably requested by the HDI Group relating to such claim;

(B) take such action in connection with contesting such claim as the HDI Group shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the HDI Group and reasonably satisfactory to the Executive;

(C) cooperate with the HDI Group in good faith in order to effectively contest such claim; and

(D) permit the HDI Group to participate in any proceedings related to such claim;

PROVIDED, HOWEVER, that the HDI Group shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(vii) The HDI Group shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the HDI Group shall determine; PROVIDED, HOWEVER, that if the HDI Group directs the Executive to pay such claim and sue for a refund, the HDI Group shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER, that if the Executive is required to extend the statute of limitation to enable the HDI Group to contest such claim, the Executive may limit this extension solely to such contested amount. The HDI Group’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the HDI Group without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(viii) As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments and Tax Adjustment Amounts which will not have been made by the HDI Group should have been made (“Underpayment”), consistent with the calculation required to be made hereunder. In the event that the HDI Group exhausts its remedies and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the HDI Group shall determine the amount of the Underpayment (including any Tax Adjustment Amount) that has occurred and any such Underpayment shall promptly be paid by the HDI Group to or for the benefit of the Executive.

(ix) If, after the receipt by the Executive of an amount advanced by the HDI Group in connection with the contest of the Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the HDI Group the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the HDI Group in connection with an Excise Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the HDI Group does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, by the amount of the Gross-Up Payment and the Tax Adjustment Amount.

        9.     The Executive agrees that during the term of his employment under this Agreement, he shall not, directly or indirectly, engage or participate in any business activity that is directly competitive with and likely to have a material adverse effect on the business of the HDI Group without prior written approval of the Board. In the event that, while employed by the HDI Group, the Executive engages in practices that are directly competitive and that are likely to have a material adverse effect on the HDI Group and the Executive fails to cease such competitive practices within 30 days after written notice is received from the Board, Executive shall be treated for purposes of this Agreement as terminated for Cause as of such 30th day.

        10.     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Milwaukee, Wisconsin or, at the option of the Executive, in the county where the Executive resides, in accordance with the Rules of the American Arbitration Association then in effect; PROVIDED, HOWEVER, that if the Executive institutes an action relating to this Agreement the Executive may, at his option, bring such action in a court of competent jurisdiction. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

        11.     The HDI Group shall pay all costs and expenses, including attorneys’ fees and disbursements, of the HDI Group and, at least monthly, the Executive, in connection with any legal services or proceedings (including, but not limited to, arbitration), whether or not instituted by the HDI Group or the Executive, relating to the interpretation or enforcement of any provision of this Agreement. The HDI Group also agrees to pay prejudgment interest on any money judgment obtained by the Executive as a result of such proceedings, calculated at the reference rate or prime rate, as the case may be, of First Wisconsin National Bank of Milwaukee as in effect from time to time from the date that payment should have been made to the Executive under this Agreement.

        12.     This Agreement shall be binding upon, inure to the benefit of and be enforceable by the HDI Group and the Executive and their respective heirs, legal representatives, successors and assigns. If the HDI Group or any member of the HDI Group shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The HDI Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the HDI Group or any member of the HDI Group, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the HDI Group would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

        13.     The HDI Group Employer will indemnify the Executive against expenses (including attorney’s fees), amounts paid in settlement (whether with or without court approval), judgments and fines actually and reasonably incurred by him in connection with a threatened or actual action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the HDI Group, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful, (and the HDI Group Employer will advance expenses for the Executive) if he becomes a party or is threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigation (if not by or in the right of the HDI Group Employer) by reason of the fact that he is or was a director, officer, employee or agent of the HDI Group or is or was serving at the request of the HDI Group as a director, officer, employee or agent or in any other capacity or in another corporation, or a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or not taken by him while acting in any such capacity, to the fullest extent permitted by the HDI Group Employer’s Articles of Incorporation and By-Laws.

        14.     Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it in unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        15.     This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein, without regard to conflict of law principles.

        16.     This instrument contains the entire agreement of the parties, and supersedes any earlier agreement between them, relative to a transition period or termination in the event of a Change of Control Event. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Notwithstanding anything in this Agreement to the contrary, the Corporation may unilaterally amend this Agreement to make changes that the Corporation reasonably determines are necessary or appropriate for purposes of causing this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code and regulations proposed or promulgated thereunder, so long as the Corporation makes the same changes to corresponding agreements to which other Corporation executives are parties.

        "Para (List) Flush Lv 0- TNR" FSL="Project" --> 17.     The Executive shall not be required to mitigate damages or the amount of any payment to the Executive provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after Termination.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HARLEY-DAVIDSON, INC.
By: /s/ James L. Ziemer
James L. Ziemer
President and Chief Executive Officer
ATTEST:
/s/ Gail A. Lione
Gail A. Lione
Vice President, General Counsel and Secretary
EXECUTIVE:
/s/ Saiyid T. Naqvi
Saiyid T. Naqvi

Schedule A

CERTAIN DEFINITIONS

        As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“BASE INCOME TAX RATES” shall have the meaning ascribed to it in Section 8(b)(v) of the Agreement.

“BOARD” means the Corporation’s board of directors.

“CAUSE” means the commission by the Executive of one or more acts for which the Executive is convicted of a felony under United States federal, state or local criminal law, or willful and gross misconduct on the part of the Executive that is materially and demonstrably detrimental to the HDI Group taken as a whole.

“CHANGE OF CONTROL EVENT” means any one of the following: (a) Continuing Directors no longer constitute at least 2/3 of the Directors; (b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of 20% or more of the Corporation’s then outstanding Common Stock or 20% of more of the voting power of the Corporation’s then outstanding securities entitled generally to vote for the election of the Corporation’s Directors; (c) the approval by the Corporation’s stockholders of the merger or consolidation of the Corporation with any other corporation, the sale of substantially all of the assets of the Corporation or the liquidation or dissolution, of the Corporation, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 2/3 of the Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation; or (d) at least 2/3 of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Corporation’s stockholders or by the Board determines that such proposed action, if taken, would constitute a change of control of the Corporation and such action is taken.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMPENSATION” means the sum of all remuneration to which the Executive is entitled, including, but not limited to salary, participation in HDI Group bonus and benefit plans, programs or arrangements and awards under any HDI Group bonus plans, long-term incentive compensation plans, stock option plans, restricted stock plans or any other deferred compensation plans in which the HDI Group Employer maintained or adopted prior to the Change of Control Event or the value to the Executive of the use of professional outplacement services by qualified consultants and use of automobiles or vehicles, (or allowances in respect thereof), and all amounts in respect of club, association or similar fees and dues covering such Executive. In the event that the HDI Group cannot provide the Executive with one or more benefits which it is obligated to provide to the Executive, pursuant to this Agreement, under its employee benefit plans, programs or arrangements then the HDI Group shall provide the Executive with equivalent benefits at the expense of the HDI Group Employer.

“CONTINUING DIRECTOR” means any individual who is either (i) a member of the Board on the date hereof or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).

“CORPORATION” means Harley-Davidson, Inc., a Wisconsin corporation.

“EXCISE TAX” has the meaning ascribed to it in Section 8(b)(i) of the Agreement.

“GROSS-UP PAYMENT” has the meaning ascribed to it in Section 8(b)(i) of the Agreement.

“HDI GROUP” means Harley-Davidson, Inc. and its affiliates.

“HDI GROUP EMPLOYER” means the member of the HDI Group that employed the Executive immediately prior to the Change of Control Event.

“TAX ADJUSTMENT AMOUNT” has the meaning ascribed to it in Section 8(b)(v) of the Agreement.

“TERMINATION” means any termination of Executive’s employment following the occurrence of any Change of Control Event, and shall include any voluntary termination by the Executive, any termination in connection with retirement under any retirement plan of the HDI Group, or any termination resulting from a disability; PROVIDED, HOWEVER, that such term shall not include any termination of the Executive’s employment by the Corporation for Cause or as a result of the death of the Executive.

“UNDERPAYMENT” has the meaning ascribed to it in Section 8(b)(viii) of the Agreement.